Exhibit 1.2

The Share Handling Regulations

Established on July 25, 1947

Amended on June 23, 2006

Chapter I. General Provisions

(Purpose)

Article 1

1.	These regulations shall govern the administration of the Company’s shares, matters relating to the exercise of shareholder rights and the fees charged for these matters.

2.	Any material amendment to this regulation shall require approval of the Board of Directors.

(Manager of the Register of Shareholders)

Article 2

The Manager of the Register of Shareholders of the Company and its place of business and secondary office shall be as follows.

Manager of the Register of Shareholders:	The Chuo Mitsui Trust & Banking Co., Ltd. 33-1 Shiba 3-Chome, Minato-ku, Tokyo

Place of business:	The Chuo Mitsui Trust & Banking Co., Ltd. Head Office 33-1 Shiba 3-Chome, Minato-ku, Tokyo

Secondary Office:	The Chuo Mitsui Trust & Banking Co., Ltd. Branch offices nationwide Japan Securities Agents, Ltd. Head Office and branch offices

(Kinds of Share Certificates)

Article 3

1.	The denominations of share certificates to be issued by the Company shall be in the denominations of 100,000 shares, 10,000 shares, 1,000 shares, 500 shares, 100 shares and any other number less than 100.

2.	Notwithstanding Article 3(1), for shares held in the name of the Japan Securities Depository Center, Inc. (hereinafter “JASDEC”), the Company may upon application issue share certificates in denominations other than those indicated in Article 3(1).

3.	Except as otherwise provided in Articles 10 (Application for Issuance of Share Certificates), 17 (Reissuance due to Defacement or Mutilation) and Article 18 (Reissuance due to Filled-up Column) hereof, shareholders may not apply for the issue of share certificates pursuant to Article 3(1)(2) for denominations of shares less than one unit.

(Method of Applications, etc)

Article 4

1.	Shareholders shall make applications, notifications, notices or requests etc relating to matters outsourced by the Company to its Manager of the Register of Shareholders directly thereto.

2.	Applications made under Article 5, Article 7 or Article 15 require the submission of share certificates in the name or title of either the shareholder or the share pledgee.

3.	Applications, notifications, notices or requests pursuant to these Regulations must be made in the form prescribed by the Company and executed in the manner prescribed in Article 11.

4.	In the event that an application, notification, notice or request under Article 4(3) is made by a proxy, a document proving his/her power of representation, or if consent of guardian (hosanin) or assistant (hojonin) is required, a document proving such consent shall be submitted.

Chapter II. Registration of Transfer of Shares

(Registration of Transfer of Shares)

Article 5

1.	Applications to make entries or records in the Register of Shareholders (hereafter a “transfer of shares”), shall be submitted using the prescribed form together with the share certificate concerned.

2.	In the case of application for the registration of a transfer of shares for any reason other than assignment, the share certificate and a document proving the transfer shall be attached to the prescribed form. Provided, however, that the submission of share certificates shall not be required if such certificates have not been issued.

3.	In the event that certificates of Under-Unit Shares submitted for the registration of transfer of shares constitute a whole unit, unless otherwise notified by the applicant, the certificates shall be combined to the share certificate of a full share unit.

(Transfers of Shares as Otherwise provided by Law)

Article 6

If any specific procedures are required by laws for the transfer of shares, a written application shall be submitted together with the relevant share certificates and a document proving the completion of such procedures.

Chapter III. Registration of Pledges and Recordation of Trust Assets

(Registration or Cancellation of Pledges)

Article 7

If an application is made for the registration or a creation, alteration, or cancellation of a pledge, a prescribed application form jointly signed by the pledgor and pledgee shall be submitted, together with the share certificates concerned.

(Recordation or Cancellation of Trust Assets)

Article 8

If an application is made for the recordation of a designation of shares as trust assets or the cancellation thereof, a prescribed application form shall be submitted either by the settlor or the trustee, together with the share certificates concerned.

Chapter IV. Non-Possession of Share Certificates

(Notice of Non-possession of Share Certificates)

Article 9

In order to give notice of an election not to possess share certificates, a prescribed notice form shall be submitted, together with the share certificates concerned. Provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued.

(Application for Issuance of Share Certificates)

Article 10

Where shareholders, having elected not to possess share certificates, request the issuance of share certificates, they must submit a prescribed application form.

Chapter V. Notifications

(Notification of Addresses, Names and Seal Impression of Shareholders)

Article 11

1.	Shareholders, registered share pledgees or their statutory representatives shall notify their addresses, names and seal impressions. Provided, however, that foreigners may substitute their specimen signature for seal impressions.

2.	In the case of any changes in the matters notified under Article 11(1), such change must be notified. Provided, however, that notification of a new seal impression due to loss shall be accompanied by a certificate of the seal impression.

(Notification of Mail Addresses of Non-resident Shareholders)

Article 12

1.	In addition to the notifications provided in Article 12, shareholders, registered share pledgees or their statutory representatives who reside in foreign countries, shall notify a standing proxy appointed by them in Japan or a mailing address for contact in Japan.

2.	Article 11 shall apply mutatis mutandis to the standing proxy.

(Notification of Corporate Representative)

Article 13

1.	If a shareholder is a corporation, a representative shall be notified.

2.	If the representative is changed, a prescribed notification form shall be submitted, together with a certificate of registered particulars.

(Notification of Representative of Joint Shareholders)

Article 14

Those shareholders who jointly own shares shall notify a representative designated by them by a prescribed notification form signed by all joint owners together with the share certificate concerned. The change of the representative shall be treated likewise.

(Notification of Changes of entries in Shareholders’ Register or Share Certificate)

Article 15

If a change in the shareholders’ register or on the share certificate is requested by the following reason, a prescribed notification form shall be submitted together with the share certificate concerned and a document proving such fact. Provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued.

(1)	Change in the family name or given name

(2)	Appointment, change or discharge of statutory representatives such as a person in parent authority and a guardian

(3)	Change in the trade name or corporate name

(4)	Change in corporate organization

Chapter VI. Reissuance of Share Certificates

(Reissuance due to Stock Split or Combination)

Article 16

If an application is made for issuance of new share certificates due to a stock split or combination of shares, a prescribed application form shall be submitted together with the share certificates concerned.

(Reissuance due to Defacement or Mutilation)

Article 17

If an application is made for the issuance of new share certificates due to defacement or mutilation of share certificates, a prescribed application form shall be submitted together with the share certificates concerned. Provided, however, that if it is difficult to ascertain the genuineness of such share certificates, the provisions of Chapter VII hereof shall apply thereto.

(Reissuance due to Filled-up Column)

Article 18

In the case where the column for entry of the names of shareholders on a share certificate has been filled up, the Company shall collect such share certificate and issue a new share certificate in place thereof.

Chapter VII. Registration of Loss of Share Certificates, etc

(Application for Registration of Lost Shares Certificates)

Article 19

Applicants for the registration of lost share certificates shall submit a prescribed application form together with the documents proving the fact that he (or she) has duly acquired such share certificates, the documents proving the fact that he (or she) has lost such share certificates and the documents identifying him (or her). Provided, however, that if the applicant is a registered shareholder or registered pledgee of such lost share certificates, he (or she) may submit a prescribed application form together with the documents showing the fact that he (or she) has lost such share certificates only.

(Applications to Cancel Registration of Lost Share Certificates by registered person)

Article 20

Applicants wishing to cancel the registration of lost share certificates made pursuant to Article 19 must submit the relevant application form.

(Applications to Cancel Registration of Lost Share Certificates by person in possession)

Article 21

Where a person in possession of share certificate(s) which are the subject of registration as being lost makes an application to cancel such registration, a prescribed application form shall be submitted together with the certificate of the shares registered as lost in such registration and the documents identifying the applicant. Provided, however, that if the applicant is a shareholder or registered share pledgee of such shares certificates registered as lost, the submission of the documents identifying him (or her) shall not be required.

(Application of Chapter 5)

Article 22

If the applicant for the registration of loss of share certificates is not a shareholder or a registered share pledgee, the provisions of Articles 11 through 15 hereof shall apply mutatis mutandis to the case of any changes in the entry or recording to the registry of loss of share certificates.

Chapter VIII. Purchase of Under-Unit Shares

(Method of Request for Purchase)

Article 23

In the case of a request for the purchase of the Under-Unit Shares, a prescribed application form shall be submitted together with the share certificate concerned. Provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued.

(Purchase Price Determination)

Article 24

1.	The unit purchase price of Under-Unit Shares shall be the last sales price of the shares of the Company on the Tokyo Stock Exchange on the day when such application and share certificate as provided in Article 23 are received at the place of business of the Manager of the Register of Shareholders or its secondary office provided in Article 2. Provided, however, that if no trading of the share of the Company is made on that day, the purchase price shall be the first sales price reported on the Tokyo Stock Exchange after that day.

2.	The purchase price payable under Article 24(1) shall be the unit purchase price multiplied by the number of shares to be acquired.

(Payment of Purchase Price)

Article 25

1.	The purchase price shall, unless otherwise determined by the Company, be paid to the person who has made such request on the day designated by the Company within 6 business days from (and exclusive) the day on which the purchase price was determined pursuant to Article 24. Provided, however, that if the purchase price includes the value of rights to dividends of surplus funds or share splits, etc, the Company shall pay the purchase price prior to the relevant record date.

2.	In payment of the purchase price provided in Article 25(1), the Company may deduct such fee as provided in Article 35(4).

3.	Applicants may request that the purchase price be paid either into a bank account nominated by them or by postal cash transfer.

Chapter IX. Increase in Purchase of Under-Unit Shares

(Method of Request for Sale)

Article 26

If a shareholder holding the Under-Unit Shares makes a request (hereinafter the “Request for Increase in Purchase”) to sell such number of shares as are necessary to make one unit by adding the number of the Under-Unit Shares held by himself (or herself), a prescribed application form shall be submitted together with the share certificate concerned and the sum of the provisional purchase price set forth in Article 27 below. Provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued.

(Provisional Purchase Price)

Article 27

1.	The provisional purchase price of shares to be purchased pursuant to the Request for Increase in Purchase shall be an amount equivalent to the last sales price of the share of the Company on the Tokyo Stock Exchange on the business day preceding the day when such documents necessary for the Request for Increase in Purchase as provided in Article 26 reach the place of business of the Manager of the Register of Shareholders or its secondary office provided in Article 2 (or, if no trading of the share of the Company is made on that day, the last sales price of the share on the most recent business day prior to that day) multiplied by (i) the number of shares to be purchased pursuant to the Request for Increase in Purchase and (ii) one point three. The odd amount less than Yen 1,000 in the result of the above calculation shall be rounded up.

2.	In the case of the Request for Increase in Purchase under Article 26, if the sum paid by an applicant as the provisional purchase price is less than the amount to be calculated pursuant to Article 27(1), then the Company shall not accept such Request for Increase in Purchase.

(Request for Increase in Purchase Exceeding Treasury Shares)

Article 28

If the total number of shares requested in one or more Request for Increase in Purchase submitted on a day exceeds the number of treasury shares held by the Company on that day (except those held for the specific purpose), any and all of the Requests for Increase in Purchase submitted on that day shall become null and void.

(Effective Date of Request for Increase in Purchase)

Article 29

The Request for Increase in Purchase shall become effective on the day when such documents necessary for the Request for Increase in Purchase as provided in Article 26 and the provisional purchase price set forth in Article 27 reach the place of business of the Manager of the Register of Shareholders or its secondary office provided in Article 2.

(Suspension of Acceptance of Request for Increase in Purchase)

Article 30

1.	The Company shall suspend the acceptance of any Request for Increase in Purchase during the period of 12 business days prior to March 31 and the period of 12 business days prior to September 30 of every year.

2.	Notwithstanding Article 30(1), the Company may have another period(s) for the suspension of acceptance of the Request for Increase in Purchase if it judges necessary.

(Determination of Purchase Price)

Article 31

1.	The unit price of the shares requested in the Request for Increase in Purchase shall be an amount equivalent to the last sales price of the share of the Company on the Tokyo Stock Exchange on the effective date of such Request for Increase in Purchase. Provided, however, that if no trading of the share of the Company is made on that day, or that day is not a business day of the Tokyo Stock Exchange, then the unit price shall be an amount equivalent to first sales price reported on the Tokyo Stock Exchange after that day.

2.	The purchase price shall be the amount equivalent to the unit price pursuant to Article 31(1) paragraph multiplied by the number of shares requested in the Request for Increase in Purchase.

3.	If the provisional purchase price provided in Article 27 is less than the total sum of the purchase price set forth in Article 31(2) and the fees set forth in Article 35 (hereinafter the “Purchase Amount”), the Company shall demand the shareholder who submitted the Request for Increase in Purchase to pay the shortage. If the shortage is not paid up within 5 business days from (and exclusive) the day of demand for the payment of such shortage, the Request for Increase in Purchase shall be null and void.

(Receipt of Purchase Price)

Article 32

1.	The Purchase Amount shall be received by the Company on the day designated by the Company within 6 business days from (and exclusive) the day on which the purchase price was determined or the shortage was paid up pursuant to Article 31(3), by deducting from the provisional purchase price.

Provided, however, that if the purchase price includes the value of rights to dividends of surplus funds or share splits, etc, the Company shall receive the Purchase Amount by the relevant record date.

2.	The balance of the provisional purchase price after deduction of the Purchase Amount pursuant to Article 32(1), if any, shall be refunded by a telegraphic transfer to the bank account designated by the shareholder who submitted the Request for Increase in Purchase or by a post-office order.

(Transfer of Shares Requested in Request for Increase in Purchase)

Article 33

The title to the treasury shares requested in the Request for Increase in Purchase shall be transferred to the shareholder who submitted the Request for Increase in Purchase on the day when the Purchase Amount is received by the Company pursuant to Article 32.

(Issuance of Share Certificate)

Article 34

The certificate of the shares which constitute a whole unit of shares as a result of the Request for Increase in Purchase shall be issued and delivered to the shareholder who submitted the Request for Increase in Purchase without delay.

Chapter X. Fees

(Fees)

Article 35

The fees for the handling of shares of the Company shall be as follows.

1.	In the case of the issuance of share certificates pursuant to the application under Article 10 (Application for Issuance of Share Certificates):

Yen 250 per one share certificate

2.	In the case of the delivery of share certificates pursuant to the application under Article 16 (Reissuance due to Stock Split or Combination), Article 17 (Reissuance due to Defacement or Mutilation):

Yen 250 per one share certificate

Provided, however, that no fee shall be charged in case of stock split or combination into the certificate in the denomination of 1,000 shares

3.	In case of the application for registering loss of share certificates under Article 19 (Application for Registration of Lost Shares Certificates):

Yen 8,600 per one application

Yen 500 per one share certificate

4.	In the case of sale and purchase of the Under-Unit Share:

The amount equivalent to charges incurred relating to delegation of sale and purchase of shares.

5.	No fee shall be charged for other cases than the foregoing.

Chapter XI. Special Provisions for Beneficial Shareholders

(Entry in Beneficial shareholders’ List)

Article 36

Entries or recordings in the beneficial shareholders’ list of the Company shall be made pursuant to the notification, and the beneficial shareholders’ slip, submitted to the Manager of the Register of Shareholders by JASDEC.

(Beneficial Shareholders’ Slips)

Article 37

Beneficial shareholders shall submit their beneficial shareholding slips to the Manager of the Register of Shareholders through securities companies etc (hereinafter the “Participant”) having accounts with JASDEC for the deposit and transfer of shares.

(Consolidation of Names)

Article 38

If a shareholder entered or recorded in the shareholders’ register and a beneficial shareholder entered or recorded in the beneficial shareholders’ list are recognized to be the same person according to the address and name, the numbers of shares entered in the shareholders’ register and beneficial shareholders’ list shall be added up for the purpose of exercising the shareholders’ rights.

(Notifications of Beneficial Shareholders)

Article 39

1.	Provisions of Chapter V shall apply mutatis mutandis to beneficial shareholders. Provided, however, that in the case of changes in the beneficial shareholders’ list, the submission of share certificates shall not be required.

2.	A beneficial shareholder shall give notification provided in Article 39(1) to the Manager of the Register of Shareholders through the Participant. Provided, however, that notification may be made without through the Participant in the case of changes of the seal impression or specimen signature.

(Purchase of Under-Unit Shares from Beneficial Shareholders)

Article 40

Provisions of Chapter VIII shall apply mutatis mutandis to beneficial shareholders. Provided, however, that request for the purchase of the Under-Unit Shares shall be made by a beneficial shareholder to the Manager of the Register of Shareholders through the Participant or JASDEC.

(Increase in Purchases of Under-Unit Shares by Beneficial Shareholders)

Article 41

Provisions of Chapter IX shall apply mutatis mutandis to beneficial shareholders. Provided, however, that the Request for Increase in Purchase shall be submitted by a beneficial shareholder through the Participant and JASDEC.

(Others)

Article 42

Other matters relating to the handling of shares with respect to beneficial shareholders shall be governed by this Chapter and by the rules of JASDEC.

Chapter XII. Exercise of Shareholder Rights

(Exercise of Shareholder Rights)

Article 43

1.	Shareholders shall exercise statutory rights such as seeking that directors convene shareholders’ meetings, that certain matters be placed on the agenda at shareholder’s meetings, or that the details of resolutions proposed by such shareholders in relation to matters on the agenda of shareholder’s meetings, by sending the relevant prescribed forms to the Company, executed as provided for in Article 11.

2.	In relation to matters outlined in Article 43(1) above, where the Company prepares reasons for proposed resolutions or includes in the shareholder’s meeting reference materials for resolutions proposed to appoint officers of the Company details of such candidates, the Company shall include a summary if such materials exceed 400 characters in length.